Exhibit 99.1

TransAtlantic Petroleum Announces the Pay-Off and Retirement of its Convertible Notes and Payment of Cash Dividends on its Series A Preferred Shares

Hamilton, Bermuda (July 5, 2017) – TransAtlantic Petroleum Ltd. (TSX: TNP) (NYSE-MKT: TAT) (the “Company” or “TransAtlantic”) today announced that, as of July 3, 2017, it has paid off and retired all remaining outstanding 13.0% Convertible Notes due 2017 (the “Notes”). As a result of the pay-off and retirement of the remaining $14.3 million of outstanding Notes, the pay-off of the remaining $2.7 million outstanding under the Company’s promissory note with ANBE Holdings, L.P., and the payment of $8.5 million under the Company’s term loan with DenizBank, the Company has reduced its outstanding indebtedness by $25.4 million in 2017, from $41.9 million at December 31, 2016 to $16.5 million at July 5, 2017.

Additionally, on June 30, 2017, the Company paid $1.3 million in cash dividends on its 12.0% Series A Convertible Redeemable Preferred Shares (the “Series A Preferred Shares”).

About TransAtlantic

TransAtlantic Petroleum Ltd. is an international oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and natural gas. The Company holds interests in developed and undeveloped properties in Turkey and Bulgaria and an operated interest in a joint venture in Albania.

(NO STOCK EXCHANGE, SECURITIES COMMISSION, OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Contact:

Chad D. Burkhardt

Vice President, General Counsel and Corporate Secretary

(214) 265-4705

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

http://www.transatlanticpetroleum.com

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